Exhibit 21.1

SUBSIDIARIES

Subsidiary	Jurisdiction

Transcat Canada, Inc.	Canada

WTT Real Estate Acquisition, LLC	New York

Cal OpEx Limited	Ireland

Cal OpEx Inc.	Delaware

SteriQual LLC	Delaware

Tangent Labs LLC	Indiana

TIC-MS, LLC	Delaware

Axiom Test Equipment, LLC	Delaware